Exhibit 99.1

WORLDSPACE(R) Satellite Radio Passes 115,000 Subscribers

WORLDSPACE Adds a Record 40,000 Subscribers in the Fourth Quarter 2005

SILVER SPRING, Md., Jan. 25 /PRNewswire-FirstCall/ — WORLDSPACE(R), Inc., (Nasdaq: WRSP), one of the world leaders in satellite-based digital radio services, today announced that it finished 2005 with more than 115,000 subscribers globally. During the fourth quarter, WORLDSPACE added more than 40,000 net new subscribers, increasing its subscriber base by more than 50% in the fourth quarter alone.

“The growth rate demonstrates that we are delivering on our plan to drive subscriber growth in India. The value proposition of our offering is being validated by growing the demand for our service,” said Noah Samara, chairman and CEO of WORLDSPACE. “We look forward to continue building on our success in 2005 and we are extremely excited about our plans to expand our service throughout India and other focus markets.”

At the end of 2005, WORLDSPACE was offering the service in nine cities in India, including Mumbai, New Delhi, Bangalore, Chennai, Hyderabad, Kochi, Pune, Ahmedabad, and Chandigarh, covering a population of approximately 29 million through 650 retail locations and 550 direct sales force agents.

WORLDSPACE anticipates releasing its complete results for the fourth quarter of 2005 on March 16, 2006. Additional information on the timing of the release and the conference call will be announced shortly.

About WORLDSPACE, Inc.

WORLDSPACE(R) (Nasdaq: WRSP) is the world’s only global media and entertainment company positioned to offer a satellite radio experience to consumers in more than 130 countries with five billion people, driving 300 million cars. WORLDSPACE delivers the latest tunes, trends and information from around the world and around the corner. WORLDSPACE subscribers benefit from a unique combination of local programming, original WORLDSPACE content and content from leading brands around the globe including the BBC, CNN, Virgin Radio UK, NDTV and RFI. The WORLDSPACE satellites cover two-thirds of the globe with six beams. Each beam is capable of delivering up to 80 channels of high quality digital audio and multimedia programming directly to WORLDSPACE Satellite Radios anytime and virtually anywhere in its coverage area. WORLDSPACE is a pioneer of satellite-based digital radio services (DARS) and was instrumental in the development of the technology infrastructure used today by XM Satellite Radio. For more information, please visit http://www.worldspace.com.

Forward-looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs about future events and financial, political and social trends and assumptions it has made based on information currently available to it. The Company cannot assure that any expectations, forecasts or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized. Such forward-looking statements may be affected by inaccurate assumptions or by known or unknown risks or uncertainties. Actual results may vary materially from those expressed or implied by the statements herein. Forward-looking statements contained herein speak only as of the date of this release. The Company does not undertake any obligation to update or revise publicly any forward-looking statements, whether to reflect new information, future events or otherwise.

SOURCE WORLDSPACE, Inc.

CONTACT: Media: Judith Pryor, 1-301-960-1242, jpryor@worldspace.com, or Investors: Yuri Brodsky, 1-301-960-1260, ybrodsky@worldspace.com, both of WORLDSPACE